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Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
One Communications Corp. and subsidiaries
Rochester, NY

        We have audited the accompanying consolidated balance sheets of One Communications Corp. and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 21 to the financial statements, on April 1, 2011, the Company was acquired by Earthlink, Inc.

        As discussed in Note 20 to the financial statements, the Company sold its FiberNet reporting unit, and the related gain on sale and results of operations prior to the sale, are included in income from discontinued operations in the accompanying financial statements.

/s/ DELOITTE & TOUCHE LLP

April 1, 2011

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 and 2009

(Amounts in thousands, except share and per share amounts)

	December 31,
	2010	2009
ASSETS:
Current assets:
Cash and cash equivalents	$2,510	$15,444
Accounts receivable (net of allowance for doubtful accounts of $8,306 and $10,049, respectively)	60,576	78,029
Due from related parties	749	846
Prepaid expenses and other current assets	20,197	10,838

Total current assets	84,032	105,157
Property and equipment, net	176,675	261,044
Intangible assets, net	25,829	89,292
Goodwill	94,410	291,899
Other assets, net	17,495	35,220

TOTAL	$398,441	$782,612

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY:
Current liabilities:
Current portion of long-term debt—bank	$19,331	$20,000
Current portion of capital lease obligations	956	1,975
Current portion of interest rate swap	6,817	12,608
Accounts payable	21,929	20,061
Accrued expenses	86,332	69,713
Deferred revenue	18,985	17,098

Total current liabilities	154,350	141,455

Long-term liabilities:
Long-term debt—bank	247,090	446,400
Long-term portion of capital lease obligations	16,947	18,883
Subordinated note payable—related party	—	3,312
Deferred revenue	10,680	12,819
Long term portion of interest rate swap	—	4,699
Other long-term liabilities	12,160	19,890

Total long-term liabilities	286,877	506,003

Stockholders' (deficit) equity:
Class A common stock, $0.01 par value, 115,000,000 shares authorized, 73,146,521 and 73,078,469 shares issued and outstanding, respectively	732	731
Class B convertible, non-voting common stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Class C non-voting common stock, $0.01 par value, 20,000,000 and zero shares authorized, 2,716,680 and none issued and outstanding, respectively	27	—
Additional paid-in capital	521,623	512,049
Accumulated deficit	(565,168)	(377,626)

Total stockholders' (deficit) equity	(42,786)	135,154

TOTAL	$398,441	$782,612

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

(Amounts in thousands)

	2010	2009
REVENUE	$562,404	$644,097

OPERATING EXPENSES:
Network costs (excluding depreciation and amortization shown below)	291,988	321,338
Selling, general, and administrative (including stock-based compensation of $5,867 and $13,336, respectively)	200,070	218,752
Restructuring expense	—	2,101
Impairment loss—goodwill	139,568	115,000
(Gain) loss on disposition of property and equipment	(639)	869
Depreciation and amortization	99,875	115,541
Other operating (income) expense	(333)	6,257

Total operating expenses	730,529	779,858

LOSS FROM OPERATIONS	(168,125)	(135,761)

OTHER EXPENSE, NET:
Interest income	126	239
Interest expense	(54,932)	(32,665)

Total other expense, net	(54,806)	(32,426)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF INVESTMENTS	(222,931)	(168,187)
INCOME TAX BENEFIT	466	635
GAIN ON SALE OF INVESTMENT	27,778	—
EQUITY IN EARNINGS OF INVESTMENTS	2,342	1,581

LOSS FROM CONTINUING OPERATIONS	(192,345)	(165,971)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	4,803	(464)

NET LOSS	$(187,542)	$(166,435)

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

(Amounts in thousands, except share amounts)

	Shares	Class A Common Stock	Class C Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance as of January 1, 2009	70,495,346	705	—	496,171	(207,871)	289,005
Adoption of new accounting for uncertain tax positions	—	—	—	—	(3,320)	(3,320)
Vesting of restricted stock awards	92,445	1	—	(1)	—	—
Vested restricted stock awards withheld for income taxes	(30,459)	—	—	(195)	—	(195)
Stock options exercised, net of shares settled for the option's exercise price and income taxes	2,955	—	—	(7)	—	(7)
Stock-based compensation	—	—	—	13,336	—	13,336
Commitment fee for Standby Purchase Agreement paid in shares of common stock	2,518,182	25	—	2,745	—	2,770
Net loss	—	—	—	—	(166,435)	(166,435)

Balance as of December 31, 2009	73,078,469	731	—	512,049	(377,626)	135,154
Vesting of restricted stock awards	103,073	1	—	(1)	—	—
Vested restricted stock awards withheld for income taxes	(35,021)	—	—	(34)	—	(34)
Stock-based compensation	—	—	—	5,867	—	5,867
Conversion of subordinated note payable—related party	2,716,680	—	27	3,742	—	3,769
Net loss	—	—	—	—	(187,542)	(187,542)

Balance as of December 31, 2010	75,863,201	$732	$27	$521,623	$(565,168)	$(42,786)

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

(Amounts in thousands)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(187,542)	$(166,435)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	113,043	130,174
(Gain) loss on disposition of property and equipment	(642)	846
Impairment loss—goodwill	139,568	115,000
Impairment loss—FiberNet tradename	3,154	—
Equity in earnings of investment	(2,342)	(1,581)
Gain on sale of investment in Fibertech Networks, LLC	(27,778)	—
Gain on sale of FiberNet subsidiary	(20,126)	—
Gain on assignment of litigation	(2,530)	—
Interest payable-in-kind on long-term debt	4,836	—
Amortization of deferred financing costs	4,343	2,274
Write-off of deferred financing costs associated with prepayments of long-term debt—bank	3,223	—
Accretion of asset retirement obligation	72	104
Commitment fee for Standby Purchase Agreement paid in shares of common stock	—	2,770
Stock-based compensation expense	5,867	13,336
Interest rate swap settlements	13,758	18,804
Change in fair value of interest rate swap	(10,490)	(13,315)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net	10,536	(429)
Decrease in due from related parties	97	1,642
Increase in prepaid expenses and other current assets	(12,073)	(362)
Decrease (increase) in other assets, net	14,663	(174)
Increase in accounts payable	4,552	8,058
Increase (decrease) in accrued expenses	10,737	(6,980)
Increase in deferred revenue	7,188	5,412
(Decrease) increase in other long-term liabilities	(7,285)	345

Net cash provided by operating activities	64,829	109,489

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37,641)	(60,084)
Proceeds from the sale of property and equipment	94	262
Proceeds from assignment of litigation	3,200	—
Proceeds from sale of investment in Fibertech Networks, LLC	33,599	—
Proceeds from sale of FiberNet subsidiary	152,706	—
Cash paid in connection with interest rate swap settlements	(13,758)	(18,804)

Net cash provided by (used in) investing activities	138,200	(78,626)

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

(Amounts in thousands)

	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred financing costs	(2,219)	(1,406)
Principal payments on long-term debt—bank	(211,606)	(35,200)
Principal payments on capital lease obligations	(1,974)	(2,512)
Cash paid in connection with employee tax obligations on stock-based compensation	(164)	(229)

Net cash used in financing activities	(215,963)	(39,347)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(12,934)	(8,484)
CASH AND CASH EQUIVALENTS:
Beginning of year	15,444	23,928

End of year	$2,510	$15,444

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$59,085	$25,616

Cash paid during the year for income taxes	$539	$1,732

Supplemental disclosure of non-cash investing and financing activities:
Additions to property and equipment included in accounts payable and accrued expenses	$2,739	$1,883

Additions to property and equipment and prepaid expenses and other current assets financed through capital leases	$—	$1,326

Increase (decrease) in escrow account for acquisition consideration and corresponding escrow liability from earnings on escrow funds	$2	$(160)

Restricted stock and stock option awards withheld included in accrued expenses	$34	$164

Commitment fee for Standby Purchase Agreement paid in shares of common stock	$—	$2,770

Reduction in property and equipment from modification of term of Fiber IRUs	$—	$20,617

Reduction in capital lease obligation from modification of term of Fiber IRUs	$—	$26,202

Conversion of subordinated note payable—related party and related accrued interest to Class C common stock	$3,769	$—

Non-cash increase to deferred financing costs and long-term debt related to the 2010 Amendment	$7,124	$—

See notes to consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.     DESCRIPTION OF BUSINESS

        One Communications Corp. ("One" or "the Company") was formed on June 30, 2006 from the merger of Choice One Communications Inc. ("Choice One") and CTC Communications Group, Inc. ("CTC") and the subsequent acquisition of Conversent Communications, Inc. ("Conversent"). The merger of CTC with Choice One and the acquisition of Conversent are hereinafter collectively referred to as the "Transactions".

        One, through its subsidiaries, is a facilities-based, competitive local exchange carrier ("CLEC") providing integrated voice and data services to small and medium-sized businesses in the Northeast, mid-Atlantic and mid-western portions of the United States.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying financial statements have been prepared on the basis of the Company continuing as a going concern. The Company has historically generated cash flows from its operations sufficient to meet working capital needs, capital expenditures and debt service obligations since its formation on June 30, 2006. On July 16, 2010 the Company and its lenders agreed to an amendment of its credit facility (the "Amended and Restated One Facility") and a forbearance (the "Forbearance"), whereby the lenders have agreed that they will not exercise their rights and remedies in the event the Company were to default on specific financial covenants during the quarters ended September 30 and December 31, 2010, subject to certain conditions (See Note 8). During each of these periods, the Company did default on one or more of its financial covenants. As of December 20, 2010, the Company's shareholders entered into an agreement whereby the Company would be acquired by Earthlink, Inc. The proceeds from this transaction are first to be used to repay the outstanding balance under the Amended and Restated One Facility. This transaction closed effective, April 1, 2011 and the outstanding balance under the Amended and Restated One Facility was repaid (See Note 21).

Discontinued Operations

        The Company reflected the results of operations of its wholly-owned FiberNet subsidiary with operations primarily in West Virginia (the "FiberNet Reporting Unit") as discontinued operations for the years ended December 31, 2009 and 2010. The Company has elected not to revise the consolidated statements of cash flows to segregate cash flows associated with discontinued operations (See Note 20).

Consolidation

        The accompanying consolidated financial statements include all accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents includes cash and highly liquid investments with original maturities of three months or less when purchased. The Company had $0.1 million and $6.1 million invested in money market funds as of December 31, 2010 and 2009, respectively. The carrying value of the cash equivalents approximates fair value.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its retail and wholesale customers to make required payments. These estimates are based on a number of factors, including (1) historical experience, (2) aging of accounts receivable, and (3) specific information obtained by the Company on the financial condition and current creditworthiness of its customers. If the financial condition of the Company's retail and wholesale customers were to deteriorate, additional allowances could be required resulting in additional expense to the Company.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Material costs, labor and applicable overhead related to the installation of new customers, and expansion of the Company's network, are capitalized. Interest costs incurred in connection with the installation of certain equipment are capitalized until such equipment becomes operational. These costs are then depreciated over the life of the related asset. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance costs are expensed as incurred.

        Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Switch equipment	3 - 10 years
Computer equipment and software	2 - 5 years
Office furniture, equipment and vehicles	3 - 7 years
Indefeasible rights to use fiber ("IRUs")—shorter of the estimated useful life or lease term	5 - 20 years

        Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, which includes optional lease extension periods that are reasonably assured for switch sites.

        Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages.

        The Company incurs costs associated with expanding its network when customer growth requires capacity enhancements. These costs are referred to as augment costs. Augment costs are paid to incumbent local exchange carriers ("ILECs") and interexchange carriers ("IXCs") for circuits and trunks leased to support the Company's customers. Augment costs are included in switch equipment and depreciated over 10 years, the expected useful life of these circuits and trunks.

        Property and equipment under capital leases are recorded as an asset and an obligation at an amount equal to the lesser of the present value of minimum lease payments or the fair value of such leased asset. The Company has classified a portion of its IRUs and certain vehicle leases as capital leases. Included within depreciation expense, is amortization of property and equipment under capital lease agreements.

Intangible Assets and Goodwill

        Intangible assets consist of customer relationships, favorable leases and tradenames.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Customer relationships are amortized using the straight-line method over the remaining estimated useful lives, which range from one to four years.

        Favorable leases represent the excess of market rent over contractual rent at the time the leases were acquired. Amortization is determined using the straight-line method over the remaining term of the underlying leases, which range from four to ten years.

        The Company does not amortize goodwill or tradenames, which are deemed to have indefinite useful lives.

        Goodwill and tradenames are tested for impairment whenever events or circumstances make it more likely than not that an impairment may have occurred or at least annually. The Company has identified two reporting units for purposes of testing goodwill for impairment. The first such reporting unit is the FiberNet Reporting Unit. All other Company operations are reported in a single reporting unit (the "One Communications Reporting Unit"). The Company has identified June 30 and December 31 of its fiscal year as the impairment test dates for its FiberNet and One Communications Reporting Units, respectively. During the year ended December 31, 2010, the Company executed the sale of its FiberNet Reporting Unit (See Note 20). Goodwill is assessed for impairment based on the Company's estimate of the fair value of each reporting unit.

        The Company's impairment review is primarily based on a discounted cash flow approach or other evidence as to fair value of the reporting unit to a market participant (goodwill) as well as a relief from royalty method (tradenames) that requires significant judgment with respect to future volume, revenue and expense growth rates, and the selection of the appropriate discounts and royalty rates. Management uses estimates based on expected trends in making these assumptions. An impairment loss, if necessary, is recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. An interim assessment of the carrying value of the Company's reporting units, performed as of September 30, 2009, indicated that the value of recorded goodwill of the One Communications Reporting Unit was impaired, resulting in the Company recording a $115.0 million impairment charge, which is included in operating expenses in the 2009 consolidated statement of operations. As of December 31, 2010, the Company concluded that the value of recorded goodwill of the One Communications Reporting Unit was again impaired resulting in the Company recording a $139.6 million impairment charge, which is included in operating expenses in the 2010 consolidated statement of operations (See Note 4).

Other Assets

        Other assets consist primarily of escrow accounts, deferred customer installation costs, deferred financing costs and deposits.

        In connection with certain prior acquisitions, the Company deposited a portion of the cash consideration for such acquisitions with escrow agents. The balances in these escrow accounts, the release of which are contingent on the resolution of certain loss contingencies, if any, related to periods prior to the Company's purchase of these companies. Corresponding liabilities have historically been recorded in other long-term liabilities.

        The Company incurs and capitalizes certain costs associated with connecting new customers to its backbone network. These costs are comprised of payments made to third parties, primarily ILECs, for last-mile tail circuits. These costs result directly from entering into a new customer contract and would not have been incurred by the Company had a new contract not been executed. These costs are

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

expensed on a straight-line basis over the expected term of the customer relationship, which is generally five years, and is consistent with the treatment of corresponding deferred revenue. The Company does not limit the cost capitalized to the corresponding deferred revenue.

        Costs incurred to obtain long-term financing are capitalized. Such costs are amortized over the term of the related financing using the effective interest method and are reflected as a component of interest expense in the consolidated statements of operations.

Long-Lived Assets

        The Company reviews its long-lived assets, including finite-lived intangible assets, for possible impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that indicate an asset may not be recoverable include, but are not limited to, unexpected adverse economic factors, technological changes, competitive activities, and acts of governments and courts. An asset may be deemed impaired when its carrying value is in excess of the sum of the undiscounted cash flows expected to result from the use of such asset and its eventual disposition. When an impairment exists, the estimated future cash flows associated with that asset are then discounted, or another appropriate fair value methodology is utilized, to determine the estimated fair value of the asset and an impairment loss, if any, is recorded if the carrying value is greater than the fair value of such asset. No such losses were recognized for the years ended December 31, 2010 and 2009.

Derivative Financial Instrument

        The Company accounts for its derivative financial instruments in accordance with generally accepted accounting principles. In order to reduce the Company's exposure to fluctuations in interest rates, the Company has executed an interest rate swap agreement. This swap agreement effectively converts a portion of the Company's floating-rate debt to fixed-rate debt. Such agreement involves the exchange of fixed-rate and floating-rate payments over the life of the swap without the exchange of the underlying principal amounts. The Company's policy is to enter into swap agreements only with creditworthy counterparties. The Company does not engage in interest rate speculation. Interest rate swaps are utilized to hedge interest rate risk and are not held for trading purposes (See Note 10).

        The Company's interest rate swap agreement is stated at its fair value on the consolidated balance sheets. As the Company has not designated this derivative as a hedge for accounting purposes, all changes in fair value are included as a component of interest expense in the consolidated statements of operations.

Income Taxes

        The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred income tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. The Company must make significant estimates and assumptions about future taxable income and future income tax consequences when determining the amount of the valuation allowance.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        In July 2006, new accounting guidance was issued, which addresses uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a more-likely-than-not threshold which the income tax positions must achieve before being recognized in the financial statements (See Note 13). In addition, annual disclosures were expanded, including a rollforward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. The Company adopted this new guidance on January 1, 2009.

Loss Contingencies

        Loss contingencies are accrued by a charge to income if each of the following two conditions are met: (1) information prior to issuance of the consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financial statements, and (2) the amount of the loss can be reasonably estimated.

Revenue Recognition

        The Company's revenue is derived from the provision of services, including dedicated transport, local voice services, long distance voice services, high-speed Internet access services to end-user businesses and wholesale carrier customers, web-hosting and managed services. Revenue is primarily comprised of usage fees and monthly recurring fees.

        Usage fees consist of (1) fees paid by customers for voice services, (2) access fees paid by IXCs for inter-exchange toll and toll-free traffic that utilizes Company facilities, (3) access fees paid by ILECs and other CLEC's for the termination of intra-state toll traffic that originated on their network and terminates on Company facilities, and (4) reciprocal compensation paid by ILECs and other CLEC's when the Company completes a local call to its end-user customers that originated on another ILEC's or CLEC's network. Revenue related to usage fees is recognized when the service is provided. Usage fees are billed in arrears and estimates are used to recognize revenue for unbilled usage fees. The Company's ability to generate access fees and reciprocal compensation fees is subject to regulatory and legal uncertainty. Until these uncertainties are ultimately resolved, the Company's policy is to recognize access fees and reciprocal compensation fees only when it is concluded that realization of that revenue is reasonably assured.

        Monthly recurring fees include fees paid by customers for lines in service and for additional features on those lines. Monthly recurring fees are primarily billed in advance and are recognized as revenue during the period in which those fees are earned.

        The Company also derives revenue from non-recurring charges imposed on customers at the time a service is installed. These charges consist primarily of service activation and installation fees and are deferred and recognized as revenue over the expected life of the customer relationship, which is five years.

        If a customer terminates its contract with the Company after execution and prior to installation, the Company is entitled to collect an early cancellation fee. In addition, should a customer terminate its contract with the Company following installation of the service and prior to the end of contract term, the Company is entitled to collect early termination charges and equipment return fees from the customer. Revenue associated with these fees is generally recognized when payment is received.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Management makes estimates of future customer credits through an analysis of historical trends and known events. Provisions for customer credits are recorded as a reduction of revenue when incurred. Since revenue allowances are recorded as an offset to revenue, any future increases or decreases in such allowances have a corresponding affect on revenue.

        The Company classifies certain taxes and fees billed to customers and remitted to government authorities on a gross versus net basis in revenue and network cost. The total amount classified as revenue associated with such fees was approximately $26.6 million, and $26.8 million for the years ended December 31, 2010 and 2009, respectively.

Network Costs

        The Company's network costs are comprised primarily of leased transport charges and usage related charges and do not include any salaries and wages.

        The Company's leased transport charges represent lease payments incurred by the Company for transmission services from the ILEC and other carriers that are used to connect its customers to its backbone network.

        Usage-related charges are primarily comprised of usage charges associated with the Company's provision of long distance services to its customers, access charges and reciprocal compensation fees paid to ILEC's and other CLEC's and transit fees paid to intermediate IXC's.

        Network costs are recognized in the period in which the service is utilized. In instances where the Company has not yet received bills for a given period, the Company accrues costs based on management estimates. Network costs include lease costs for direct access lines and circuits, facility charges, outgoing and incoming minute charges, reciprocal compensation fees and other similar charges. There is considerable judgment that goes into the estimation of these costs based on line and circuit counts, estimated usage, active collocation sites and contractual and regulatory interpretations, including anticipated changes. Differences between actual and estimated amounts may affect the Company's results of operations. From time to time, ILEC's, other CLEC's and other carriers, including IXCs, present inaccurate bills, which the Company disputes. As a result of such billing inaccuracies, the Company records an estimate of its liability based on its measurement of services received. As of December 31, 2010 and 2009, the Company had $23.3 million and $26.0 million, respectively, of disputed unpaid bills from ILEC's, CLEC's and other carriers and has reserved $2.4 million and $3.7 million, respectively, against those disputed bills. The amount of disputed unpaid bills as of December 31, 2010 includes $10.3 million of disputed bills for which a $0.4 million reserve has been established that are in the process of being resolved in the context of individual settlement agreements with several underlying carriers. Additionally, the Company has disputed certain amounts for which the Company has remitted payments and expects a refund or credit applied to future invoices. As of December 31, 2010 and 2009, the Company had $6.3 million and $8.9 million, respectively, of amounts previously paid which are in dispute with ILEC's, CLEC's and other carriers and has recorded anticipated recoveries of $2.4 million and $7.8 million, respectively, as an offset to the accrued balances. The amount of previously paid bills that are in dispute as of December 31, 2010 includes $4.1 million of disputed bills of which a $0.4 million was deemed recoverable that are in the process of being resolved in the context of individual settlement agreements with several underlying carriers.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Stock-Based Compensation

        The Company applies the Black-Scholes valuation model at the date of grant to determine the fair value of stock options granted to participants. For restricted stock awards, fair value is determined based upon the value of the Company's common stock on the date of grant. The fair value of stock options and restricted stock awards are then amortized on a straight-line basis to compensation expense over the applicable vesting period, which is generally three years. Compensation expense is recognized only for those awards expected to vest, with forfeitures estimated based on the Company's historical experience and future expectations.

        A portion of the Company's outstanding stock options qualify as incentive stock options ("ISOs") for federal income tax purposes. As such, a tax benefit is not recorded at the time the compensation cost related to the ISO is recorded for financial reporting purposes because ISOs do not ordinarily result in a tax benefit to the Company unless there is a disqualifying disposition. Stock option grants of non-qualified stock options result in the creation of a deferred tax asset until the time that such stock option is exercised.

Advertising

        The Company expenses advertising costs in the period incurred. Advertising expense amounted to $1.0 million and $1.5 million for the years ended December 31, 2010 and 2009, respectively.

Concentrations of Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. As of December 31, 2010, $2.4 million of the Company's cash and cash equivalents were held by a major financial institution, and the remaining cash and cash equivalents were held at various other financial institutions and banks. The Company places its cash and cash equivalents with high credit quality financial institutions. A significant portion of the Company's sales are credit sales to customers whose ability to pay is dependent upon each customer's financial condition; however, concentrations of credit risk with respect to accounts receivable is limited due to generally short payment terms. At December 31, 2010 and 2009, 16.0% and 14.1%, respectively, of the Company's total accounts receivable balance represented usage fees due from a single carrier and its subsidiaries. Approximately 98% of the carrier's outstanding balance as of December 31, 2010, was resolved in the context of a confidential settlement agreement (See Note 21).

        The Company leases transport capacity from a limited number of suppliers, primarily two ILEC's, and is significantly dependent upon the availability of transmission facilities owned by these companies. The Company is vulnerable to the risk of being unable to renew favorable supplier contracts, the supplier not timely processing orders for the Company's customers, and its supplier not responding in a prompt fashion to service issues associated with those transmission facilities. The Company is also at risk with respect to regulatory agreements that govern rates charged by the suppliers, all of which are expired and are renewing on a month to month basis pending renegotiation.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Fair Value of Financial Instruments

        The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments:

  •
  Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses—the carrying value approximates fair value because of the relatively short maturities of these instruments.

  •
  Long-term debt—the fair value of the Company's borrowings under its credit facility approximates the carrying value as of December 31, 2010. Fair value is based on the relative trading values of the Company's debt on the reporting date.

  •
  Interest rate swap agreement—the fair value was determined with the assistance of an investment bank with which the Company entered into the swap agreement and represents the estimated amount that the Company would expect to pay to terminate the swap at the reporting date adjusted based on the nonperformance risk associated with the swap agreement. The Company considers all aspects of nonperformance risk, including its own credit standing, when measuring fair value of a liability. The Company considers its credit risk and the credit risk of its counterparties in the valuation of the swap agreement through a credit valuation adjustment ("CVA") (See Note 10). Management determined that a CVA was not required as of December 31, 2010 based on the concluded nonperformance risk.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

        Significant estimates relate to revenue recognition, the allowance for doubtful accounts receivable, accrual of network costs payable to other carriers, reserve for uncertain tax positions, income tax valuation allowances and conclusions regarding the impairment of goodwill and long-lived assets, including intangible assets.

Reclassification

        In order to conform to the current year presentation, the Company has reclassified $10.2 million from the current portion of deferred revenue to accrued expenses in the consolidated balance sheet as of December 31, 2009.

Subsequent Events

        The Company has evaluated all subsequent events through the date that the consolidated financial statements were available for issuance.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3.     PROPERTY AND EQUIPMENT

        Property and equipment at December 31 consisted of the following (in thousands):

	2010	2009
Switch equipment	$296,515	$359,484
Computer equipment and software	196,941	184,530
Office furniture, equipment and vehicles	12,032	13,666
Leasehold improvements	18,881	19,851
IRUs under capital leases (See Note 9)	22,727	22,727
Construction in progress	10,926	12,988

Total property and equipment	558,022	613,246
Less—accumulated depreciation	(371,546)	(344,743)
Less—accumulated amortization on assets under capital leases	(9,801)	(7,459)

Property and equipment, net	$176,675	$261,044

        Capitalized internal labor costs amounted to $11.5 million and $14.1 million for the years ended December 31, 2010 and 2009, respectively. Construction in progress costs relate to projects to acquire, install and make operational various network components. Property and equipment under capital leases totaled $26.1 million at December 31, 2010 and 2009.

        Depreciation expense, including the amortization of assets under capital leases, amounted to $64.0 million and $77.1 million for the years ended December 31, 2010 and 2009, respectively.

4.     GOODWILL AND INTANGIBLE ASSETS

Goodwill

        In December 2009, as a potential means of effecting a cure of a breach of one of the Company's financial covenants under the Amended and Restated One Facility (See Note 8) as of September 30, 2009, the Company issued an offering of shares of the Company's common stock to certain existing shareholders (the "Rights Offering"). While the Rights Offering was subsequently withdrawn, the implied fair value of the Company's shares was significantly less than the per share value based on previous valuations. Management determined that the significant decline in the fair market value of the Company's common stock, giving consideration to the per share price included in the Rights Offering and the September 30, 2009 covenant breach was considered a triggering event which required the Company to re-assess the carrying amount of the goodwill of the two reporting units as of September 30, 2009. The decline in the fair value of the Company's common stock was the result of the Company's failure to meet financial projections due primarily to the impact of the economic downturn in the United States which began to impact the Company in the third quarter of 2008. Since this time, the Company has experienced higher than anticipated customer churn. The Company completed step one of the analysis of potential impairment of goodwill and concluded that the fair value of its One Communications Reporting Unit was in fact less than the current carrying value. The results of this analysis indicated that the fair value of the FiberNet Reporting Unit exceeded its carrying value and accordingly was not impaired. The Company conducted step two of the impairment process for the One Communications Reporting Unit and determined that the fair value of the reporting unit's goodwill was less than the carrying value. The Company recorded a non-cash charge of $115.0 million based on the second step of the impairment test as of September 30, 2009 which is reported as impairment loss—goodwill in the consolidated statements of operations for the year ended December 31, 2009.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        The Company's FiberNet Reporting Unit was sold effective December 1, 2010 (See Note 20). In December 2010, the Company completed its annual test for goodwill impairment of its One Communications Reporting Unit. As a result of the pending acquisition by Earthlink, Inc. (see Note 21), compelling evidence was available indicating that the fair value of the Company's One Communications Reporting Unit was less than the current carrying value. The announced purchase price of the Company was determined to be a reasonable indication as to the fair value. The Company conducted step two of the impairment process for the One Communications reporting unit and determined that the fair value of the reporting unit's goodwill was less than the carrying value. The Company recorded a non-cash charge of $139.6 million based on the second step of the impairment test as of December 31, 2010 which is reported as impairment loss—goodwill in the consolidated statements of operations for the year ended December 31, 2010.

        The impairment test is highly judgmental and involves the use of significant estimates and assumptions. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded. Discounted cash flow methods are dependent upon assumptions concerning future sales trends, market conditions and cash flows of each reporting unit over several years. Actual cash flows in the future may differ significantly from those previously forecasted. Other significant assumptions used to estimate discounted cash flows include growth rates and the discount rate applicable to future cash flows.

        There have been no cumulative impairments to goodwill prior to January 1, 2009. The changes in the carrying value of goodwill in 2010 and 2009 were as follows (in thousands):

Balance as of January 1, 2009	$406,899
Impairment loss	(115,000)

Balance as of December 31, 2009	$291,899

FiberNet goodwill elimination	$(57,921)
Impairment loss	(139,568)

Balance as of December 31, 2010	$94,410

Intangible Assets

        Intangible assets consisted of the following at December 31, 2010 (in thousands, except weighted average amortization period):

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Customer relationships	$234,000	$208,566	$25,434	6.5 years
Favorable leases	510	220	290	11 years
Tradenames	105	—	105	—

	$234,615	$208,786	$25,829	6.5 years

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Intangible assets consisted of the following at December 31, 2009 (in thousands, except weighted average amortization period):

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Customer relationships	$254,850	$184,942	$69,908	6.5 years
Favorable leases	510	171	339	11 years
Tradenames	19,045	—	19,045	—

	$274,405	$185,113	$89,292	6.5 years

        Tradenames are considered indefinite-lived intangibles and therefore are not amortized. Amortization expense amounted to $35.8 million and $38.5 million for the years ended December 31, 2010 and 2009, respectively.

        As a result of the sale of the FiberNet Reporting Unit, the associated tradename and customer relationships were removed from the consolidated balance sheet as of December 1, 2010. Prior to the sale, the carrying value of the tradename and customer relationships, net of accumulated amortization, were $18.9 million and $5.5 million, respectively.

        The Company estimates that the future aggregated amortization expense related to purchased intangible assets as of December 31, 2010 will be as follows for the following years ending December 31 (in thousands):

2011	$16,018
2012	8,344
2013	670
2014	601
2015	91
Thereafter	—

$25,724

5.     OTHER ASSETS

        Other assets at December 31 consisted of the following (in thousands):

	2010	2009
Escrow accounts for acquisition consideration	$—	$7,862
Long-term deferred customer installation costs	8,147	9,934
Investment in unconsolidated subsidiaries	426	3,904
Deferred financing costs, net of accumulated
amortization of $12,794 and $5,228, respectively	7,573	6,016
Deposits	472	4,976
Gross investment in sales-type leases with customers	—	1,934
Other	877	594

Other assets, net	$17,495	$35,220

        In connection with the acquisition of Lightship Telecom by CTC in May 2005, an amount of $7.0 million was deposited in an escrow account. A corresponding liability for this amount was

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

established at the acquisition date. As of December 31, 2009, the remaining $7.9 million, held in escrow was classified as a component of other assets and long-term liabilities on the consolidated balance sheets. Litigation related to claims against this escrow account was settled during the year ended December 31, 2010. Upon settlement, the Company received proceeds of $3.2 million with the remaining balance released to the former shareholders of Lightship Telecom. Accordingly, the asset and corresponding liability associated with the escrow balance have been reduced to zero at December 31, 2010.

        The Company had an 8.3% equity interest in Fibertech Networks, LLC ("Fibertech") and accounted for its ownership interest using the equity method of accounting. The Company's interest in Fibertech was sold, effective November 30, 2010, in exchange for proceeds of $33.6 million, resulting in a gain of $27.8 million. The Company expects to receive an additional $1.8 million currently in escrow within twelve months of the transaction close date. This amount is currently recorded within prepaid expenses and other current assets with a corresponding liability recorded within deferred revenue in the consolidated balance sheet as of December 31, 2010. The Company's share of Fibertech income for the period from January 1, 2010 to the November 30, 2010 sale date was $2.3 million. The Company's share of Fibertech income for the year ended December 31, 2009 was $1.6 million. These amounts are included in equity in earnings of investments in the consolidated statements of operations.

        On December 15, 2009, the Company obtained consent from its lenders to a second amendment (the "2009 Amendment") to the Amended and Restated One Facility (See Note 8). The 2009 Amendment is not considered a substantial modification in accordance with GAAP. As a result, (1) $1.2 million in fees paid to the lenders as consideration for the 2009 Amendment have been capitalized as a part of deferred financing costs and are being amortized over the remaining life of the Amended and Restated One Facility, and (2) $5.2 million of costs incurred in connection with the 2009 Amendment were expensed and are reported as interest expense on the consolidated statement of operations for the year-ended December 31, 2009.

        Effective March 31, 2010, the Company received from its lenders a 45 day extension to file its 2009 audited statements in exchange for a fee of $2.2 million. This fee has been capitalized as a part of deferred financing costs and is being amortized over the remaining life of the Amended and Restated One Facility

        On July 16, 2010, the Company obtained consent from its lenders to a third amendment (the "2010 Amendment") to the Amended and Restated One Facility. The 2010 Amendment is not considered a substantial modification. As a result, (1) $7.1 million in fees payable to the lenders upon the maturity of Amended and Restated One Facility as consideration for the 2010 Amendment have been capitalized as a part of deferred financing costs and are being amortized over the remaining life of the Amended and Restated One Facility, and (2) $1.0 million of costs incurred in connection with the 2010 Amendment were expensed and are reported as interest expense on the consolidated statement of operations for the year ended December 31, 2010.

        In connection with the mandatory prepayments of long term debt associated with the sale of the Company's FiberNet subsidiary and its equity interest in Fibertech, the Company wrote-off $3.2 million of deferred financing costs in December 2010 which is included in the consolidated statements of operations under interest expense (See Note 8). Amortization of deferred financing costs amounted to $4.4 million and $2.3 million for the years ended December 31, 2010 and 2009 and is included in the consolidated statements of operations under interest expense.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

6.     ACCRUED EXPENSES

        Accrued expenses at December 31 consisted of the following (in thousands):

	2010	2009
Accrued network costs	$13,427	$15,603
Accrued ILEC	14,937	10,238
Accrued payroll and related taxes and benefits	3,842	4,715
Accrued taxes and surcharges	27,182	26,755
Accrued property and equipment costs	1,009	853
Accrued interest	19,718	5,764
Other	6,217	5,785

Accrued expenses	$86,332	$69,713

7.     ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

        The Company has recorded a liability and asset within other long-term liabilities and property and equipment, respectively, on the accompanying consolidated balance sheets, for the present value of the estimated future exit costs associated with certain assets within leased facilities that the Company is contractually obligated to retire in connection with the termination of the associated lease agreement. Costs associated with retiring assets for which there is no alternative future use are primarily leasehold improvements and non-recurring costs charged by the ILEC to vacate collocation sites. The liability was established by calculating the present value of the asset retirement obligation using a discount rate over a period, which is representative of the estimated useful life of the related assets. The discount rates used are in the range of 4% to 9%, which represents the risk-free interest rate that has a maturity date that coincides with the expected timing of estimated cash flows required to satisfy the asset retirement obligation plus a credit-standing adjustment based on a credit risk analysis compared to industry peers. Changes in the asset retirement obligation resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is classified as interest expense in the consolidated statements of operations.

        The following table contains a reconciliation of the beginning and ending asset retirement obligations for the years ended December 31 (in thousands):

	2010	2009
Balance as of January 1	$1,918	$2,052
Settlements	(103)	(238)
Accretion of liability	71	104
Reduction associated with the sale of
wholly-owned subsidiary (See Note 20)	(44)	—

Balance as of December 31	$1,842	$1,918

        The asset retirement obligations and associated assets are estimated based on several assumptions. If information becomes known that is different than the assumptions in use, revisions will be made using the more precise information. If actual results differ from the assumptions used, the amount of the obligations will differ, perhaps significantly, from the amounts reflected in the consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

8.     BANK DEBT

        Bank debt at December 31 consisted of the following (in thousands):

	2010	2009
Term loan	$266,421	$466,400
Less—current portion of long-term debt—bank	(19,331)	(20,000)

Long-term debt—bank	$247,090	$446,400

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Senior Secured Debt

        In connection with the Transactions (see Note 1), the Company entered into the Original One Facility. The Company refinanced the Original One Facility on April 19, 2007, which was accomplished through the Amended and Restated One Facility wherein a $560.0 million term loan (the "Term Loan") and a $30.0 million revolving loan commitment (the "Revolver") were established. Subsequently, the Company has executed three amendments, on November 16, 2007, December 15, 2009 and July 16, 2010, respectively.

Amended and Restated One Facility and Further Amendments

        On April 19, 2007, the Company refinanced the Original One Facility. In this transaction, a $560.0 million term loan (the "Term Loan") and a $30.0 million revolving loan commitment (the "Revolver") were established. Under the Amended and Restated One Facility, the outstanding principal balance under the New Term Loan was to be paid in nineteen consecutive equal quarterly installments of $1.4 million, which commenced on September 30, 2007 and would have ended on March 31, 2012. Subject to the terms of the 2009 Amendment, the quarterly installments were increased to $5.0 million beginning with the December 31, 2009 payment and ending with the March 31, 2012 payment. The amount of the quarterly installments was reduced to $4.8 million to account for the pro-rata reduction associated with the mandatory excess cash flow payment of $4.8 million made in August 2010. The remaining unpaid balance under the New Term Loan is payable on June 30, 2012. The terms of the Revolver remain substantially unchanged under the Amended and Restated One Facility, in which the expiration date continues to be June 30, 2011. There were no borrowings outstanding under the Revolver at either December 31, 2010 or 2009. Under the Amended and Restated One Facility, additional payments of principal may become due annually, based upon the Company's level of excess cash flow (as defined in the facility). The Amended and Restated One Facility also carries a fee of 0.5% on the unutilized Revolver as well as a fee equivalent to an applicable margin for each outstanding letter of credit issued thereunder. Letters of credit up to $15.0 million are available under the facility; however, they may not exceed the aggregate unused amount of the Revolver. As of December 31, 2010 and 2009, outstanding letters of credit totaled $2.0 million and $2.7 million, respectively. As was the case under the Original One Facility, the lenders under the Amended and Restated One Facility have a security interest in substantially all of the Company's assets.

        As a result of the 2007 Amendment, from November 16, 2007 to December 14, 2009, amounts borrowed under the Amended and Restated One Facility bore interest at the Company's option at either London Interbank Offered Rate ("LIBOR") plus 3.75% or the a defined base rate plus 2.75%. The defined base rate is equal to the higher of the prime lending rate or the overnight federal funds rate plus one-half of one percent (the "Base Rate"). In addition, if the Company's credit rating was at or below a defined level, borrowings would bear interest, at the Company's election, at the rate of either LIBOR plus 4.0%, or the Base Rate plus 3.0%. These interest rates may also decrease if certain leverage ratios or credit ratings are achieved by the Company. Under the terms of the 2009 Amendment, commencing on December 15, 2009, amounts borrowed under the Amended and Restated One Facility bear interest at the Company's option at either the greater of LIBOR or 1.75% plus 7.0% or the Base Rate plus 6.0%. As a result of the 2010 Amendment, effective July 16, 2010 amounts borrowed under the Amended and Restated One Facility bear interest at the Company's option at either the greater of LIBOR or 1.75% plus 10.0% or the Base Rate plus 9.0%.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Exclusive of the interest rate swap, the borrowing rate was 11.75% under the New Term Loan at December 31, 2010. The actual borrowing rate at December 31, 2010 was 16.90% due to the fact that the Company entered into an interest rate swap agreement, as required by the Original One Facility (see Note 10).

        Under the Amended and Restated One Facility, the Company is subject to the following financial covenants (1) a minimum interest coverage ratio, (2) a maximum senior leverage ratio, and (3) maximum consolidated capital expenditures. The Company is also subject to various other restrictions, which affect, and in some cases significantly limit or prohibit, the Company's ability to incur additional indebtedness. The Company experienced a breach of one of its financial covenants as of September 30, 2009. Under the Amended and Restated One Facility, the Company had until November 24, 2009 to effect actions to cure such covenant default in order to be deemed in compliance as of September 30, 2009. The cure date was extended until December 15, 2009 by execution of an agreement. Among other things, the 2009 Amendment retroactively amended the covenant in question in order to bring the Company into compliance as of September 30, 2009 and implemented revisions to the required leverage and interest coverage ratios through December 31, 2010.

        The Company experienced a breach of its financial covenants as of September 30, and December 31, 2010. However, under the terms of the 2010 Amendment, the Company's lenders have agreed to forbear from exercising their rights and remedies related to a breach of the financial covenants under the Amended and Restated One Facility through the forebearance termination date of December 31, 2010. The Company has elected to extend this date through February 28, 2011 as permitted by the 2010 Amendment, in exchange for additional fees payable upon the maturity of the Amended and Restated One Facility. The forbearance termination date was further extended through April 30, 2011, subject to the terms and conditions of the 2010 Amendment.

        During 2010 and 2009, the Company made voluntary principal prepayments of $10.5 million and $26.0 million, respectively on the New Term Loan. Further, during 2010 the Company made mandatory prepayments associated with the sale of its FiberNet subsidiary and its equity interest in Fibertech of $145.0 million and $31.6 million, respectively.

        Debt maturities are as follows for the years ending December 31 (in thousands):

2011	19,331
2012	247,090

$266,421

        The weighted average interest rate on debt, excluding capital lease obligations and the effect of the interest rate swap, for the years ended December 31, 2010 and 2009 was 10.21% and 5.08%, respectively. Interest expense on the Company's long-term debt was $40.9 million and $25.7 million for the years ended December 31, 2010 and 2009, respectively.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9.     CAPITAL LEASE OBLIGATIONS

        The Company maintains capital leases relating to IRUs and vehicles. The future minimum payments due under the leases are as follows for the years ending December 31 (in thousands):

2011	$3,133
2012	3,111
2013	2,909
2014	2,937
2015	2,965
Thereafter	17,755

Total minimum lease payments	32,810
Less—amounts representing interest	(14,907)
Less—current portion of capital lease obligations	(956)

Long-term portion of capital lease obligations	$16,947

        In September 2009, the Company executed an amendment to certain of its IRUs, reducing the term of the agreements by approximately 2.5 years, in exchange for an increase in the agreed upon monthly payments per fiber mile. As a result of this amendment, the Company has concluded that the classification of the IRUs changed from capital leases to operating leases. Accordingly, as of September 30, 2009 the Company recorded a reduction in the amount of property and equipment of $20.6 million and a corresponding reduction in its capital lease obligation of $26.2 million. The resulting gain of approximately $5.6 million has been deferred and will be recognized as a gain on disposition of property and equipment over the remaining term of the agreements.

        Interest expense on capital lease obligations totaled $2.3 million and $4.2 million for the years ended December 31, 2010 and 2009, respectively. The capital lease obligations have remaining terms that range from approximately 1 to 14 years.

10.   INTEREST RATE SWAP AGREEMENT

        In order to reduce the Company's exposure to fluctuations in interest rates and to comply with the terms of the Original One Facility, on July 5, 2006 the Company entered into an interest rate swap agreement with a notional amount of $504.0 million.

        On February 11, 2009, the Company consummated a partial settlement of its interest rate swap. This transaction reduced the notional amount of the swap from $400.0 million to $250.0 million in exchange for a cash payment of $6.4 million. The notional amount has remained at $250.0 million through December 31, 2010.

        The interest rate swap is based on the three-month LIBOR and the fixed rate is 5.769%. At December 31, 2010 and 2009, 94% and 54%, respectively, of the outstanding borrowings were covered by the swap. The fair value of the swap represented a liability of $6.8 million and $17.3 million as of December 31, 2010 and 2009, respectively. This liability is recorded within current liabilities as of December 31, 2010 as the termination of the interest rate swap is scheduled to occur within the following twelve months. The obligation under the swap was settled in full with the proceeds from the Company's acquisition by Earthlink, Inc. (See Note 21). As the swap did not qualify for hedge accounting, changes in fair value are recorded as a component of interest expense in the consolidated statements of operations.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        We determined the fair value of the swap with the assistance of an investment bank with which the Company entered into the swap and represents the estimated amount that the Company would expect to pay to terminate the swap at the reporting date, adjusted for the CVA to reflect the Company's best estimate of nonperformance risk associated with the swap. As of December 31, 2009, the liability associated with the swap was reduced by $0.6 million, as a result of the CVA. The Company concluded that a CVA was not required as of December 31, 2010 based on the perceived risk of nonperformance over the remaining term of the swap.

        Risk management strategies, such as interest rate swaps, are reviewed and approved by the Company's Board of Directors.

11.   STOCKHOLDERS' EQUITY

        The Company's authorized capital totals 145,000,000 shares, consisting of 115,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share and 20,000,000 shares of Class C common stock, par value $.01 per share.

        The Class A common stock has full voting rights, the Class B common stock has limited voting rights and the Class C common stock has no voting rights. The Class B common stock is convertible into Class A common stock at any time. In general, the Class B common stock is not entitled to vote on the election of directors, but has the right to vote, together with the Class A common stock, as a single class, on certain major corporate events, such as a merger, consolidation or sale of all or substantially all of the assets of the Company or an amendment to the charter. Except for voting and conversion rights, there is no difference between a share of Class A common stock, a share of Class B common stock and a share of Class C common stock.

        On November 18, 2004, Choice One issued two series of seven-year warrants to purchase additional shares of Class A common stock (the "2004 Warrants"). The first series of warrants was for 657,567 shares of Class A common stock at an exercise price of $13.50 per share. The second series of warrants was for 2,401,592 shares of Class A common stock at an exercise price of $20.00 per share. The exercise price of the first and second series of Class A warrants were reduced in May 2006 to $12.50 and $18.50, respectively, resulting in additional value to the warrant holders of $0.3 million. Both series of 2004 Warrants expire on November 18, 2011. The 2004 Warrants may be exercised in whole or in part by the holder at any time prior to the date of expiration.

        In connection with the Transactions, on June 30, 2006 the Company issued to Columbia Ventures two separate warrants to purchase shares of Class A common stock (the "Columbia Ventures Warrants"). The first Columbia Ventures Warrant is for 657,567 shares of Class A common stock and has an exercise price of $12.50 per share. The second Columbia Ventures Warrant is for 2,401,592 shares of Class A common stock and has an exercise price of $18.50 per share. The Columbia Ventures Warrants expire on November 18, 2011. Columbia Ventures may exercise the Columbia Ventures Warrants only if and to the extent that the 2004 Warrants are exercised.

        On November 7, 2009, the Company entered into a standby purchase agreement (the "Standby Purchase Agreement") with Columbia Ventures and Varde Investment Partners, L.P. (together, the "Standby Purchasers") whereby the Standby Purchasers committed to support the Company with an equity contribution as may be required in order to comply with the financial covenants as of September 30, 2009 and through September 30, 2010. As the Company subsequently obtained the 2009 Amendment to the Amended and Restated One Facility, the commitment was cancelled. In

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

consideration for entering into the Standby Purchase Agreement, the Company paid a non-cash commitment fee to the Standby Purchasers of $2.0 million on November 13, 2009. The fee was paid with 1,818,182 shares of the Company's common stock, calculated using a per share price of $1.10. The $1.10 per share fair value was determined based on the price which was put forth in the Rights Offering (see Note 4). Additionally, the Standby Purchasers were entitled to backstop fees equal to 7.0% of the aggregate offering amounts of each of the three potential qualifying rights offerings. The Company issued one such offering dated December 1, 2009, which was subsequently cancelled. The Company paid the Standby Purchasers a non-cash fee of $0.8 million on December 1, 2009, which was paid with 700,000 shares of the Company's common stock, calculated using a per share price of $1.10.

        On June 30, 2010, the Company issued 2,716,680 shares of Class C common stock in exchange for the cancellation of the $3.3 million subordinated note payable—related party and the related accrued interest.

12.   STOCK-BASED COMPENSATION

        The Company maintains a Long-Term Incentive Plan ("Stock Plan") pursuant to which the Company's Board of Directors or the Compensation Committee of the Board may, in its discretion, grant ISO's, non-qualified stock options, stock appreciation rights, stock awards and performance units to directors, officers, key employees, advisors and consultants of the Company. The Company amended the Stock Plan on June 30, 2006 to increase the number of shares of Class A common stock available for issuance thereunder from 1,261,329 to 12,238,588 and to expand the number of potential participants in the Stock Plan. On October 3, 2007, the Stock Plan was further amended to eliminate, in its entirety, the restriction on the number of participants that may receive grants under the Stock Plan. Under the terms of the Stock Plan, options and restricted stock that have not vested prior to a participant's termination of employment with the Company are generally forfeited. Holders of shares of restricted stock must become parties to the stockholders' agreement between the Company and each of its stockholders. This agreement, among other things, imposes limitations on the transfers of Company shares to competitors and requires transfers to comply with applicable securities laws.

        Stock options and restricted stock awards generally vest at the rate of 33% per year commencing on the first anniversary of the date of grant. Stock options expire ten years from the grant date. Awards granted may be subject to other vesting terms as determined by the Company's Board of Directors or the Compensation Committee. Stock options may be exercised by (1) cash payment to the Company, (2) delivery of shares having a fair market value, determined as of the exercise date, equal to the aggregate purchase price of the stock being acquired, (3) assignment to the Company of the proceeds of the sale of some or all of the shares being acquired from the exercise of such stock options, or (4) a combination of the foregoing. In addition, an option holder or a holder of restricted stock may satisfy his/her tax liability associated with such equity grants by utilizing one or more of the foregoing methods.

        On February 12, 2009, the Company announced a one-time opportunity for all eligible employees to exchange currently held underwater stock options (options where the strike price exceeded fair market value) for more favorably priced long-term equity vehicles. Under the terms of this offer, employees (other than specified executive officers) could exchange all or a portion of their currently held underwater options for either restricted stock or stock options reflecting an exercise price equal to the current per share price of the Company's common stock. In the case of executive officers, they were permitted to exchange their underwater options solely for new options. Options exchanged for

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

either new options or shares of common stock were done so at a 20% penalty using a Black-Scholes option pricing model at the time of the exchange offer. The options received in the exchange retain the vesting schedule and expiration dates related to the original options. As a result of this offer, employees exchanged 3,924,485 underwater stock options for 2,167,458 options with an exercise price equal to the per share common stock fair value at the date of exchange and 475,000 underwater stock options for 157,320 shares of restricted stock. This modification did not result in the recognition of additional compensation expense.

        Compensation expense recognized in connection with the Stock Plan amounted to $5.9 million and $13.3 million for the years ended December 31, 2010 and 2009, respectively, and is included in selling, general and administrative expense in the consolidated statements of operations.

        There were no cash proceeds received upon the exercise of stock options for the year ended December 31, 2010 or 2009.

        There were no stock options exercised in the year ended December 31, 2010. The total intrinsic value of options exercised during the year ended December 31, 2009 was $27.0 thousand.

        The following is a summary of all stock option activity in the Stock Plan for the year ended December 31, 2010:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Awards outstanding as of January 1, 2010	5,854,541	$5.79
Awards granted	132,000	1.58
Awards exercised	—	—
Awards expired	(793,522)	5.76
Cancellations / forfeitures	(204,437)	5.05

Awards outstanding as of December 31, 2010	4,988,582	$5.72	6.06	$—

Options expected to vest as of December 31, 2010	4,913,526	$5.72	6.03	$—

Options exerciseable as of December 31, 2010	4,237,984	$5.73	5.80	$—

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        The weighted average fair-value of stock options granted in 2010 and 2009 was $1.08 and $3.27, respectively, which was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2010	2009
Risk-free interest rate	2.01%	1.67%
Annual dividend yield	0%	0%
Expected term	6.0	6.0
Expected volatility	78.01%	65.00%

        The risk-free rate of interest is based on the zero coupon U.S. Treasury rates appropriate for the expected term of the award. There are no expected dividends as the Company does not currently plan to pay dividends on its common stock. Expected stock price volatility for the year-ended December 31, 2010 was based on the volatility in the fair value of the Company's common stock since the Company's formation on June 30, 2006. The expected volatility utilized during the year ended December 31, 2009 was based on expected volatility of a peer group that had actively traded stock during the period immediately preceding the share-based award grant. The volatility period is equal in length to the award's expected term. The expected term was estimated using the simplified method, for options granted in 2010 and 2009. Forfeiture rates are based on the Company's historical forfeiture experience.

        The following is a summary of all restricted stock activity in the Stock Plan for the year ended December 31, 2010:

	Number of Restricted Shares	Weighted Average Fair Value
Awards outstanding as of January 1, 2010	1,088,891	$5.95
Awards granted	—	—
Awards withheld	(35,021)	6.62
Awards forfeited	(20,181)	5.88

Awards outstanding as of December 31, 2010	1,033,689	$5.93

Awards vested as of December 31, 2010	951,191	$5.95

        As of December 31, 2010, the Company had $1.1 million of unrecognized total stock-based compensation cost related to unvested stock options and restricted stock. The period over which such compensation cost is expected to be recognized is approximately three years.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

13.   INCOME TAXES

        The income tax benefit for the years ended December 31, 2010 and 2009 consisted of the following:

	2010	2009
	(amounts in thousands)
Current income tax benefit:
U.S. Federal	$—	$—
U.S. State	(466)	(635)

Total	$(466)	$(635)

Deferred income tax benefit:
U.S. Federal	$—	$—
U.S. State	—	—
Total	$—	$—

Total income tax benefit	$(466)	$(635)

        Income tax benefit for each of the years ended December 31, 2010 and 2009 differs from the expected income tax benefit calculated using the statutory U.S. Federal income tax rate as follows:

	2010		2009
	($ amounts in thousands)
Federal benefit at statutory rate	$(72,847)	35.0%	$(57,778)	35.0%
State taxes, net	(2,992)	1.4%	(1,928)	1.2%
Goodwill impairment	48,849	(23.5)%	40,250	(24.4)%
Stock-based compensation	442	(0.2)%	2,050	(1.2)%
Tax reserve	(579)	0.3%	(899)	0.5%
Other	1,284	(0.6)%	(39)	0.0%
Change in valuation allowance	25,377	(12.2)%	17,709	(10.7)%

Income tax benefit	$(466)	0.2%	$(635)	0.4%

        Deferred income tax assets or liabilities reflect temporary differences between amounts of assets and liabilities, including net operating loss carry forwards, for financial and tax reporting. Such amounts are adjusted as appropriate to reflect changes in the tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred income tax asset for which realization is not more likely than not.

        The Company considers all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a net deferred income tax asset. Judgment is used in considering the relative impact of negative and positive evidence. In arriving at these judgments, the weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Accordingly the Company has recorded a full valuation allowance for its net deferred tax assets as of December 31, 2010 and December 31, 2009, because of uncertainties that exist relative to its ability to utilize the net deferred assets.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        The Company's deferred income tax assets (liabilities) as of December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
Deferred Tax Assets
Net operating loss carry forwards	$141,234	$127,729
Interest rate swap	2,721	6,917
Stock-based compensation	9,338	7,553
Allowance for doubtful accounts	3,066	3,611
Deferred revenue	4,954	9,191
Miscellaneous accruals	2,398	3,338
Other including credits	2,031	1,028
Valuation Allowance:	(121,582)	(96,450)

Net Deferred Tax Assets	44,160	62,917

Deferred Tax Liabilities
Basis difference in property and equipment and intangibles	(38,119)	(55,765)
Deferred line install	(5,295)	(5,358)
Other	(746)	(1,794)

Net Deferred Liabilities	$—	$—

        Through December 31, 2010 and December 31, 2009, the Company had accumulated a total of $235.8 million and $320.7 million in net operating loss carry forwards, respectively, which are available to offset future taxable income. There is an annual limitation on the amount of net operating losses that can be utilized under Section 382 of the Internal Revenue Code, which is reflected in the amount of net operating losses available to the Company. Excess benefit related to stock-based compensation expense of $1.1 million is also included in the computation of net operating losses available as of December 31, 2010 and 2009. These net operating loss carry forwards will begin to expire in the year 2015 if not previously utilized.

        The Company adopted new accounting guidance on January 1, 2009 related to the accounting for uncertain tax positions. As a result of this new guidance, the Company recorded an increase to accumulated deficit of $3.3 million effective January 1, 2009. The accrual for uncertain tax positions at December 31, 2009 was $5.9 million. During the year ended December 31, 2009, the Company reached a settlement with the Internal Revenue Service relating to an audit of Conversent Communications Inc. for the tax period ended June 30, 2006. This settlement resulted in a payment of $0.2 million and the release of an additional $1.2 million previously accrued for uncertain tax positions. This release is recorded as a reduction to the provision for income taxes in the statement of operations for the year ended December 31, 2009. The accrual for uncertain tax positions at December 31, 2010 was $5.4 million. The net reduction of $0.5 million is primarily attributable to the expiration of the statute of limitations on previously established contingencies.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. As of December 31, 2010, the Company had approximately $1.0 million of interest and penalties accrued related to unrecognized tax benefits. This amount includes a reduction of $0.1 million which was recorded during the year ended December 31, 2010 due to the expiration of the statute of limitations on previously established contingencies. As of December 31, 2009, the Company had approximately $1.1 million of interest and penalties accrued related to unrecognized tax benefits, $0.2 million of which was recorded during the year ended December 31, 2009.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

        Amounts related to uncertain tax positions that may change within the next twelve months are not expected to be material.

        The following table summarizes the activity related to the Company's unrecognized tax benefits as of December 31, 2010 and 2009:

	2010	2009
Balance at January 1	$4,698	$5,935
Additions based on tax positions related to the current year	623	144
Reductions due to expiration of statute of limitations	(985)	—
Settlements	—	(1,381)

Balance at December 31	$4,336	$4,698

14.   RELATED PARTIES

        The Company purchases dark fiber from Fibertech, a former unconsolidated subsidiary accounted for under the equity method of accounting, prior to its sale effective November 30, 2010 (see Note 5). As a result of its ownership interest in Fibertech, the Company had the right to appoint one representative to Fibertech's Board of Directors. For the year ended December 31, 2010, the amount paid to Fibertech for dark fiber was $5.5 million, of which $4.7 million and $0.6 million is included in operating expenses and interest expense, respectively, in the 2010 consolidated statement of operations. For the year ended December 31, 2009, the amount paid to Fibertech for dark fiber was $5.8 million, of which $2.9 million and $1.9 million is included in operating expenses and interest expense, respectively, in the 2009 consolidated statement of operations. The remaining payments of $0.2 million and $1.0 million in 2010 and 2009, respectively, are reflected as a reduction to the Company's capital lease obligation. As of December 31, 2010 and 2009, the capital lease obligation relating to Fibertech was $4.9 million and $5.1 million, respectively (See Note 9).

        The Company utilizes the services of a consulting firm in which a member of the Company's Board of Directors has a minority interest and which he serves as Chairman, Chief Executive Officer and President. There were no payments made to this consulting firm during the year ended December 31, 2010. Payments of $0.3 million were made of during the year ended December 31, 2009.

        The Company has an arrangement with Hibernia Atlantic U.S. LLC ("Hibernia"), a company owned by CVC, under which it provides Hibernia and certain affiliates with various services (lit capacity, engineering and administrative services) and under which Hibernia provides the Company with storage space.

        In addition, the Company has executed an agreement with Hibernia under which the Company may purchase capacity from Hibernia in support of specific customer requirements. The Company did not purchase any capacity from Hibernia under this agreement in 2010 or 2009.

        The Company and Hibernia have also signed an agreement wherein the Company provides Hibernia with a twenty year IRU along certain of its fiber routes. Such IRU is for 320 waves between cities located primarily in the Northeast. The total price of the IRU is $4.2 million. In 2007, Hibernia paid a deposit to the Company of $1.4 million. Upon delivery of the fiber to Hibernia in 2008, an additional $2.6 million was paid to the Company. The remaining $0.2 million due on the fiber IRU will be paid in 24 consecutive monthly installments. Under the terms of this agreement, Hibernia has also agreed to reimburse the Company for certain costs incurred to turn up each wave. Such

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

reimbursements are considered up-front payments associated with providing the use of the stated fiber routes. Accordingly, they are recorded as deferred revenue as received and are recognized on a straight-line basis over the term of the underlying IRU. In addition, Hibernia will also pay the Company a monthly operation and maintenance fee of thirty thousand dollars, which increases to forty three thousand dollars upon the acceptance of certain routes identified in the IRU. As additional consideration, Hibernia has provided the Company with a twenty year IRU consisting of one wave between Boston and London and one wave between Albany and Montreal. As of December 31, 2010, the Company has not requested the delivery of the waves to London or Montreal.

        For the years ended December 31, 2010 and 2009, the Company recorded revenue of $2.1 million and $1.7 million, respectively, related to the above transactions with Hibernia. The amount due the Company associated with the relationship with Hibernia as of December 31, 2010 and 2009 was $0.7 million and $0.4 million, respectively, and is included in due from related party within the consolidated balance sheets. In addition, the Company has recorded deferred revenue associated with these services in its consolidated balance sheets as of December 31, 2010 and 2009 of $7.5 million and $7.4 million, respectively.

        In connection with the Transactions, the Company issued a $4.8 million subordinated promissory note (the "Subordinated Note") to Columbia Ventures. Under the Subordinated Note, the Company may request, subject to certain limitations, that Columbia Ventures make, on the Company's behalf, all principal and interest payments due under a promissory note issued by the Company to Connecticut Partner Holdings, Inc. Interest on the Subordinated Note accrued at the rate of four percent (4%) per annum and was to mature on June 30, 2016. However, if the Company failed to achieve consolidated stockholder's equity in excess of $215 million plus interest thereon at a rate of eight percent (8%) by that date, the Subordinated Note would be cancelled and no payments of interest or repayment of principal would have been required. In October 2006, the Company drew down $1.2 million under the Subordinated Note. In October 2007, the Company drew down an additional $2.1 million under the Subordinated Note. There were no draws against the Subordinated Note in the years ended December 31, 2009 or 2008. On June 30, 2010 the Subordinated Note and the related accrued interest was forgiven in exchange for the issuance of 2,716,680 shares of the Company's Class C common stock.

        In connection with the Transactions, the Company issued common stock, the Columbia Ventures Warrants as well as options to Columbia Ventures. Details of these securities are included in Note 11.

        As consideration for their commitments under the Standby Purchase Agreement, the Company issued common stock to Columbia Ventures and Varde Investment Partners, L.P. Details of this transaction are included in Note 11.

        On December 31, 2007, the Company contributed net assets totaling $0.3 million to Partner Consulting LLC ("Partners") and simultaneously sold 51% of the equity interest in Partners to a company owned by a former employee of the Company. The selling price of $0.7 million was included in due from related parties while the gain on sale of $0.5 million was deferred. The gain on sale is recognized as the Company is paid the selling price. During the years ended December 31, 2010 and 2009, the Company received payments of $0.1 million reducing the amount recorded in due from related parties to $0.5 million as of December 31, 2009 and $0.4 million as of December 31, 2010.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

15.   COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

        The Company leases fiber, office space and certain other equipment under various operating leases. These leases expire through 2025. Rent charged to operations amounted to $9.8 million and $10.9 million, respectively, for the years ended December 31, 2010 and 2009. The minimum aggregate payments under non-cancelable leases are as follows for the years ending December 31 (in thousands):

2011	$12,576
2012	9,040
2013	8,071
2014	7,243
2015	6,375
Thereafter	37,696

$81,001

Purchase Commitments

        The Company maintains agreements with several carriers for network access. These agreements require minimum commitments on the part of the Company. The agreements have expiration dates ranging from January 2011 through December 2025. The following table summarizes the annual commitments under these agreements (in thousands):

2011	$48,590
2012	46,748
2013	45,206
2014	14,056
2015	6,187
Thereafter	15,559

$176,346

Regulation

        The services offered by the Company are subject to varying levels of federal, state and local regulation. These regulations are subject to change due to actions by legislative, administrative and judicial bodies. Changes in such regulations could, in varying degrees, affect the manner in which the Company is required to conduct its business. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company's business, financial condition, results of operations, cash flows and business prospects.

Interconnection Agreements

        The Company has executed interconnection agreements with the ILEC in each of its markets. However, in most instances these contracts have expired and are currently being renewed by the parties under evergreen clauses while the parties attempt to negotiate and/or arbitrate new agreements. There can be no assurance that the Company will successfully negotiate, arbitrate or otherwise obtain new agreements with these ILECs on terms and conditions that are acceptable to the Company.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Litigation

        In addition to the specific litigation matters described below, the Company is a party to, and expects to continue to be involved in, various legal proceedings arising out of the conduct of the Company's business, including litigation with customers, ILEC's and other carriers, employment related lawsuits and regulatory proceedings. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of several of these matters could have a material adverse effect on the Company's business, financial condition, results of operations, cash flows and business prospects.

        In January and February 2011, the Company entered into several confidential settlement agreements with other carriers resolving substantially all disputes between the respective parties through October 31, 2010. The Company's reserve positions as of December 31, 2010 are consistent with the terms of these settlements (See Note 21).

16.   401(K) PLAN

        The Company provides a defined contribution 401(k) plan (the "Plan") to substantially all of its employees meeting certain service and eligibility requirements. The Company may elect to make a discretionary quarterly matching contribution equal to fifty percent (50%) of the employees' contributions up to a maximum of six percent (6%) of their eligible compensation. The matching contribution investment balances vest twenty percent (20%) per year beginning on the first year anniversary of the employee's start date. No such matching contribution was made during the years ended December 31, 2010 or 2009.

17.   RESTRUCTURING

        An assessment of the Company's management, operations and strategy was initiated in May 2009 whereby organizational changes were made in the business (the "2009 Restructuring"). In connection with the 2009 Restructuring, certain positions were eliminated and termination benefit liabilities were incurred. The cumulative costs incurred during the year ended December 31, 2009 in connection with the 2009 Restructuring total $2.1 million, which are included in the consolidated statement of operations for the year ended December 31, 2009.

        The following is a summary of activity in the accrued restructuring costs liability account, which is included in accrued expenses on the consolidated balance sheet (in thousands):

	2010	2009
Balance at January 1	$169	$46
Costs incurred	—	2,101
Costs paid	(169)	(1,978)

Balance at December 31	$—	$169

18.   FAIR VALUE MEASUREMENTS

        Generally accepted accounting principles establish a framework for measuring fair value and a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

    Level 1:    Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

    Level 2:    Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

    Level 3:    Unobservable inputs for the asset or liability, which shall reflect the Company's own assumptions about what market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company's own data.

        The following table summarizes the valuation of the Company's financial instruments in accordance with this established heirarchy as of December 31, 2010 (in thousands):

(dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$136	$—	$—	$136
Goodwill	—	—	94,410	94,410

Total assets	$136	$—	$94,410	$94,546

Liabilities:
Current portion of interest rate swap	$—	$6,817	$—	$6,817

Total liabilities	$—	$6,817	$—	$6,817

        The following table summarizes the valuation of the Company's financial instruments in accordance with this established heirarchy as of December 31, 2009 (in thousands):

(dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$6,133	$—	$—	$6,133
Goodwill	—	—	291,899	291,899
Other assets	7,862	—	—	7,862

Total assets	$13,995	$—	$291,899	$305,894

Liabilities:
Current portion of interest rate swap	$—	$12,608	$—	$12,608
Long term portion of interest rate swap	—	4,699	—	4,699
Other long-term liabilities	7,193	—	—	7,193

Total liabilities	$7,193	$17,307	$—	$24,500

        The fair value of cash equivalents presented in the table above are primarily composed of the Company's investments in money market instruments. The Company's cash equivalent balances excluded from the table above are composed of cash, certificates of deposits with original maturities of one month or less and overnight investments. The fair value of other assets and other long-term liabilities presented in the table above represent the balance of the Company's escrow accounts for acquisition consideration which are held in accounts managed by independent escrow agents.

        The valuation of the interest rate swap agreement is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. This analysis reflects the contractual terms of the agreement, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. We have

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

considered the need for a CVA to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurement. Management determined that a CVA was not required as of December 31, 2010 based on the concluded nonperformance risk. As of December 31, 2009, the liability associated with the swap was reduced by $0.6 million, as a result of the CVA. Assessing significance of inputs is a matter of judgment that should consider a variety of factors. One factor we consider is the CVA and its materiality to the overall valuation of the swap on the balance sheet and to their related changes in fair value. We believe the inputs obtained related to our CVA are observable and therefore fall under Level 2 of the fair value hierarchy. Accordingly, the liability related to the swap is classified as a Level 2 amount.

        During the year ended December 31, 2010, Goodwill with a carrying amount of $234.0 million was written down to its implied fair value of $94.4 million, resulting in an impairment charge of $139.6 million, which is reported as impairment loss—goodwill in the consolidated statements of operations for the year ended December 31, 2010. During the year ended December 31, 2009, Goodwill with a carrying amount of $406.9 million was written down to its implied fair value of $291.9 million, resulting in an impairment charge of $115.0 million, which is reported as impairment loss—goodwill in the consolidated statements of operations for the year ended December 31, 2009.

19.   OTHER OPERATING EXPENSES

        During the year ended December 31, 2009, the Company incurred costs associated with a proposed bond offering as well as a proposed offering of shares of the Company's common stock to certain existing equity holders. The Company had deferred these costs and recorded as a component of other assets through September 2009 in anticipation of netting the costs against related proceeds. As both proposed transactions have been withdrawn, the Company has recorded $2.6 million of expense associated with the write-off of costs previously deferred related to the proposed bond offering and $3.7 million of expenses associated with the write-off of costs previously deferred related to the proposed offering of common stock which are reported as other expenses in the consolidated statement of operations for the year ended December 31, 2009. The expenses associated with the common stock offering include approximately $2.8 million of non-cash charges for the commitment fee paid in shares of common stock (see Note 11).

        During the year-ended December 31, 2010 the Company determined that an additional $0.3 million of costs previously deferred in anticipation of a proposed bond offering should be written off to expense. Additionally, the Company recorded exit costs associated with certain leases that the Company determined were no longer a part of the Company's strategic plans. The sites were vacated during the year ended December 31, 2010 and the Company recorded a liability and a corresponding charge to expense of $0.4 million related to the net present value of the remaining lease payments for the vacated properties. The Company will continue to make lease payments associated with these sites through their respective expiration dates, the latest of which is July 31, 2011. This liability is reported in accrued expenses in the consolidated balance sheet as of December 31, 2010. Offsetting these expenses was a gain associated with litigation filed by the Company against the former shareholders of its Lightship subsidiary of $2.5 million, reduced by a charge associated with a related counterclaim by another carrier of $1.5 million. The net result of these two settlements was an increase to other income in the amount of $1.0 million.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

20.   DISCONTINUED OPERATIONS

        In April 2010, the Company determined that it would pursue the sale of its FiberNet Reporting Unit. Effective December 1, 2010, the Company completed the sale of its FiberNet Reporting Unit to Ntelos Inc. in exchange for net proceeds of $152.7 million. Accordingly, the results of operations for the FiberNet Reporting Unit are presented as discontinued operations in the consolidated statements of operations for the years ended December 31, 2010 and 2009. The net assets of the FiberNet Reporting Unit were $129.0 million and $146.8 million as of the sale date and December 31, 2009, respectively. The Company has not adjusted the December 31, 2009 consolidated balance sheet for this discontinued operation. Interest expense on the Company's long term debt has been allocated to the FiberNet Reporting unit proportionately based on the principal balance that was required to be repaid with the proceeds from the sale. The Company has deferred $5.0 million of the gain associated with the sale of the FiberNet Reporting Unit which is to be held in escrow for a period not to exceed twelve months from the close of the sale. This amount is currently recorded within prepaid expenses and other current assets with a corresponding liability recorded within deferred revenue in the consolidated balance sheet as of December 31, 2010.

        The following table presents the summarized results of operations for the Company's discontinued operations for the years ended December 31, 2010 and 2009:

	2010	2009
Revenues	$70,066	$76,505
Operating expenses	(61,110)	(65,530)
Impairment loss—tradename	(3,154)	—
Interest income	133	108
Interest expense	(21,258)	(11,547)
Gain on sale, net of taxes of $3,572	20,126	—

Gain (loss) from discontinued operations, net of tax	$4,803	$(464)

21.   SUBSEQUENT EVENTS

        In January and February 2011, the Company entered into several confidential settlement agreements with other carriers resolving substantially all disputes between the respective parties through October 31, 2010. The negotiated cash payments, net of cash received, associated with these settlements amounted to $12.8 million which is expected to be remitted prior to April 30, 2011. The Company's reserve positions as of December 31, 2010 are consistent with the terms of these settlements (See Note 15).

        On April 1, 2011, the acquisition of the Company by Earthlink, Inc. closed and the outstanding principal balance of $266.6 million related to the Amended and Restated One Facility was repaid with the proceeds.

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  Exhibit 99.4